Exhibit 10.7

EXECUTION VERSION

SAFG Retirement Services, Inc.
21650 Oxnard Street
Suite 750
Woodland Hills, CA 91367

November 2, 2021

Blackstone ISG-I Advisors L.L.C.

c/o Blackstone Inc.
345 Park Avenue
New York, New York 10154

SAFG Retirement Services, Inc.
21650 Oxnard Street
Suite 750
Woodland Hills, CA 91367

Commitment Letter

Ladies and Gentlemen:

Reference is made to the Master SMA Agreements set forth on Exhibit A (as such agreements may be amended or modified from time to time, the “Master SMA Agreements”) between, on the one hand, American General Life Insurance Company (“L&R”), and certain current or future life insurance company Subsidiaries and/or Affiliates of L&R that are or may become (including, without limitation, pursuant to Section 6(d) below) party to such Master SMA Agreements (each of L&R and Parent, and such other current or future Subsidiaries of Parent, a “Company” and collectively, the “Companies”), and, on the other hand, Blackstone ISG-I Advisors L.L.C., a Delaware limited liability company (the “Investment Manager”), a wholly owned subsidiary of Blackstone Inc. (“Blackstone”). SAFG Retirement Services, Inc., a Delaware corporation (“Parent”) is an indirect Subsidiary of American International Group, Inc., a Delaware corporation (“AIG”), and L&R is an indirect Subsidiary of Parent.

Reference is also made to the Stock Purchase Agreement, dated as of July 14, 2021 (the “Signing Date”), by and between Argon Holdco LLC (“Buyer”), and AIG (the “Stock Purchase Agreement”), pursuant to which AIG shall sell and convey to Buyer, and Buyer shall purchase and acquire from AIG, an amount of shares of common stock of Parent.  Notwithstanding anything to the contrary herein, for all purposes hereunder, this Agreement  (as  defined  below)  shall  be  effective  on  September  30,  2021  and  any reference to the “Effective Date,” “the date hereof” or “the date first written above,” shall be deemed to be references to September 30, 2021 as the context so requires.

Pursuant to, and in consideration of the transactions contemplated by the Stock Purchase Agreement and the Investment Manager’s support of each Company’s investment strategy and the services required of it from and after the Effective Date (as defined in the Stock Purchase Agreement) (such date, the “Effective Date”), under the Master SMA Agreements, the Investment Manager has dedicated, and will dedicate, significant efforts and has expended, and will expend, significant resources, including by hiring employees, entering into service agreements and other contractual arrangements, investing  in  information  technology systems,  making  regulatory  filings  and corresponding with regulators, expanding its office space and committing additional time and resources of personnel of the Investment Manager and its Affiliates, in each case, in developing and implementing each Company’s investment management and asset allocation strategy that is expected to result in significant benefits to the Companies and their respective Affiliates. In order to induce the Investment Manager to expend the resources necessary to successfully implement the arrangements contemplated by the Master SMA Agreements and to ensure the preservation of the covenants and agreements set forth in the Master SMA Agreements, and in consideration of the representations, warranties, covenants and agreements set forth in such Master SMA Agreements, and the expected benefits to be derived by the Companies from the relationship between the Investment Manager and the Companies under the applicable Master SMA Agreements, and any New Master SMA Agreements (as defined below) entered into with the Investment Manager or its Affiliates, Parent is entering into this agreement (this “Agreement”) on its own behalf and as the parent company of the Companies, with the Investment Manager and, solely for the purposes of Sections 4, 6, 8 and 13 hereof, AIG, as follows:

1.            Defined Terms. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the applicable Master SMA Agreement.

2.            Termination of the Master SMA Agreements. Except in accordance with the terms and conditions of Section 3(c) hereof, Parent shall not cause, permit or suffer itself, any Company or any of their respective Affiliates or Subsidiaries to terminate the Master SMA Agreement that such Company is a party to for so long as any sub-manager agreement (“Sub-Manager Agreement”) pursuant to which any Sub-Manager manages assets of such Company remains effective.

3.           Termination of Sub-Manager Agreements.  Parent shall not cause, permit or suffer itself, any Company or any of their respective Affiliates or Subsidiaries to terminate any Sub-Manager Agreement, except, following the Initial Term (as defined below), in accordance with the terms and conditions of Section 3(b) hereof.

(a)          The “Term” with respect to each Master SMA Agreement and Sub-Manager Agreement will be deemed to commence on the Effective Date, and will (i) initially end  on  the  earlier  of  the  sixth  (6th)  anniversary  of  the  (x)  Initial  AUM Satisfaction Date and (y) December 31, 2021 (the “Initial Term End Date”) and thereafter (ii) automatically renew (beginning on the sixth (6th) anniversary hereof) for additional two (2) year periods (any such subsequent two (2) year period, a “Renewal Term” and the end of any such Renewal Term, a “Renewal Term End”) unless terminated in accordance with Section 3(b) or Section 3(c).

(b)            Termination for Adverse Performance:

(i)

Following the Initial Term, Parent may make an election to cause, or permit, itself or a Company or any of their respective Affiliates or Subsidiaries to terminate any Sub-Manager Agreement on or after the sixth anniversary hereof (i.e., from the end of the Initial Term) (such date, an “SMA Termination Election Date”); provided, that:

(1)

such  Company  has   provided  written   notice  to   the Investment Manager of such termination (an “SMA Termination Notice”);

(2)

the SMA Termination Notice has been authorized by the affirmative vote of at least a majority of all of the directors of Parent, excluding Blackstone’s representative (the “Directors”), acting reasonably and in good faith (an SMA Termination Notice delivered with such approval, a “Valid SMA Termination Notice”); and

(3)

no such termination shall be effective on any date earlier than the 6 month anniversary of the applicable SMA Termination Election  Date (the “SMA  Termination Effective Date”).

(ii)       Notwithstanding anything to the contrary set forth herein, Parent shall not cause, permit or suffer itself, any Company or any of their respective Affiliates or Subsidiaries to terminate any Sub-Manager Agreement  pursuant  to   Section   3(b)(i)  unless  a   majority  of  the independent  directors  of Parent,  excluding Blackstone’s representative (the “Independent Directors”), acting reasonably and in good faith, determine that “unsatisfactory long term performance” (as described in the two-part test in clause (1) below) has occurred and has not yet been cured in accordance with this Section 3(b)(ii):

(1)

unsatisfactory long term performance by the Sub-Manager pursuant to such Sub-Manager Agreements shall be determined separately with respect to Existing AUM, on the one hand, and New AUM, on the other hand, in each case,  based  on  the  following two  required  testing conditions:

(i) first, whether the performance on the Existing AUM or New AUM, as applicable, measured on a “total return” basis  (calculated  in  accordance  with   Exhibit  G) underperformed   the  applicable  pro  forma   Benchmark return in respect of such Existing AUM portfolio or New AUM portfolio, as applicable, by at least 5% (or 5 basis points, if greater, solely in a scenario where the applicable Benchmark return is between -0.5% and 0.5%) calculated on a portfolio-wide basis (which, if true, shall trigger an asset class by asset class performance review of the individual Blackstone Asset Classes pursuant to clause (ii) below); and

(ii)  second,  whether  any  individual  Blackstone Asset Class has underperformed the Benchmark opposite such Blackstone Asset Class on Exhibit B hereto by at least 10% (or 5 basis points, if greater, solely in a scenario where the  applicable  Benchmark  return  is  between  -0.5%  and 0.5%) (in each case, as calculated in the manner set forth on Exhibit G hereto);

(2)

provided, that the determination of Existing AUM in clause (1) above shall be subject to Blackstone’s right, exercisable within one year of Closing, to develop a schedule of assets (not to exceed the Aggregate Exemption Cap (as defined below)), which shall be excluded from Existing AUM for purposes of the performance calculations and testing hereunder;

(3)

provided, that “unsatisfactory long term performance” with respect to any particular Blackstone Asset Class shall be determined on a “total return” basis (as calculated in accordance with Exhibit G) and calculated separately with respect to Existing AUM, on the one hand, and New AUM, on the other hand (using similar methodologies); provided further,  for  the  avoidance of  doubt,  that  “unsatisfactory long  term  performance”  with  respect  to  any  particular Blackstone Asset Class shall only be capable of being triggered if the conditions set forth in the tests in clause (i) and clause (ii) (as applied to such Blackstone Asset Class) are both satisfied;

(4)

provided, that for purposes of determining “unsatisfactory long term performance,” (1) the performance of each of (a) the applicable Benchmark and (b) each Blackstone Asset Class under the Sub-Manager  Agreements  shall be measured quarterly on a five-year rolling basis beginning on the earlier of (x) the fifth anniversary of the month-end of the date (the “Initial AUM Satisfaction Date”) on which the Companies have contributed Subject Assets to the Portfolio with an aggregate value at least equal to $50 billion, where the value of a Subject Asset for this purpose is fixed at the market value of such Subject Asset on the date of contribution to the Portfolio, and (y) December 31, 2026  (such  five-year period,  the “Performance Measurement Period”) and (2) the performance of any Subject Assets which a Company has directed the Investment Manager to buy, retain or sell in a circumstance where the Investment Manager has provided written notice to such Company delivered on or prior to the date of such purchase, retention or sale stating that the Investment Manager is not supportive of such purchase, retention or sale (in whole or in part) shall be excluded for purposes of performance testing;

(5)

provided, however, that in the case of the failure of both testing conditions described in clause (1) above, the Independent Directors shall deliver written notice of such finding (a “Performance Notice”) to the Investment Manager, and the Investment Manager shall thereafter be afforded a one-year cure period or such longer period of time as determined by a majority of the Independent Directors (a “Performance Cure Period”) to address the Independent Directors’ concerns pursuant to a cure strategy to be proposed in writing by the Investment Manager to the Independent Directors reasonably promptly following the delivery of the Performance Notice (but in no event delivered more than thirty (30) calendar days following delivery of the Performance Notice) and approved by the affirmative vote of a majority of the Independent Directors, acting reasonably and in good faith, prior to the commencement of such Performance Cure Period (it being understood that the Performance Cure Period shall be tolled until such affirmative vote unless the failure to achieve an affirmative vote is due to the failure of the Investment Manager to deliver a cure strategy within thirty (30) calendar days following delivery of the Performance Notice);

(6)

provided, that at the end of a Performance Cure Period, the Independent Directors, acting reasonably and in good faith, shall determine by majority affirmative vote whether a satisfactory cure has been achieved relative to the approved cure strategy (it being understood that (x) if the event described in clause (1)(ii) is no longer continuing with respect to the applicable Blackstone Asset Class, a satisfactory cure shall have been achieved with respect to such event and (y) a satisfactory cure of the event described in clause (1)(i) shall not automatically result in a deemed satisfactory cure with respect to any Blackstone Asset Class for which the event   described   in clause   (1)(ii)   is continuing); and

(7)

if the Independent Directors determine that a satisfactory cure  has  been  achieved  relative  to  the  approved  cure strategy in respect of any Performance Notice, then the applicable Performance Notice shall be deemed rescinded and no corresponding SMA Termination Notice shall be issued or deemed issued in respect thereof.

(8)

To  the  extent  a  termination  occurs  in  respect  of  any Blackstone Asset Class comprising the Existing AUM as a result of unsatisfactory long term performance with respect to such Blackstone Asset Class determined in accordance with this Section 3(b), (i) none of the Existing AUM comprising the Blackstone Asset Class subject to such termination shall be reinvested by the Investment Manager during the applicable cure period and transition period unless mutually agreed with the Directors of Parent and (ii) the Investment Manager will no longer charge Management Fees on the remaining Existing AUM comprising the Blackstone Asset Class subject to such termination and will not charge Management Fees with respect thereto from the date of delivery of the Performance Notice until such time as the Existing AUM comprising such Blackstone Asset Class matures or is sold and is thereafter reinvested in accordance with the terms of this Agreement or, if applicable, until such time as the unsatisfactory long term performance has been cured in accordance with this Section 3(b) (it being understood, for the avoidance of doubt, that (i) nothing herein shall change the Subject Asset Minimums set  forth  on  Exhibit  C  and  (ii)  AIG’s  obligations  shall continue to operate independently of this clause (8) and shall not be affected hereby).

(9)

In  connection  with  this  Section  3(b),  the  Investment Manager shall deliver to Parent within 45 days after the end of the calendar quarter ending on December 31, 2021 and each calendar quarter thereafter during the Term a calculation of the performance of the Existing AUM and the  New  AUM  measured  on   a  “total  return”   basis calculated in accordance with Exhibit G and this Section 3(b), together with reasonable supporting detail, in each case in the form mutually agreed by Parent and the Investment Manager, which shall include information regarding the handling of realized gains or losses and how such items are utilized or spread over time (subject, in each case, to reasonable delays in the event of late receipt of necessary information).

(10)

For purposes of this Agreement, the “Aggregate Exemption Cap” shall mean the dollar amount, measured as of the Initial AUM Satisfaction Date, equal to the greater of (x) $5 billion and (y) the sum of (A) 20% of the Existing AUM allocated to the “Private high grade, project finance and other long-dated investments” Blackstone Asset Class and (B) 10% of the Existing AUM allocated to all other Blackstone Asset Classes.

(iii)         From and after the Initial Term End Date, to the extent no Valid SMA Termination Notice has been delivered in accordance with this Section 3(b) and the SMA Termination Effective Date has not occurred, the Term with respect to each Sub-Manager Agreement (for which no Valid SMA Termination Notice has been delivered or the SMA Termination Effective Date has not occurred) shall continue.

(c)        Notwithstanding anything to the contrary in this Section 3, during or following the Initial Term, Parent may cause or permit the Companies to terminate the Master SMA Agreements and the Sub-Manager Agreements at any time by providing written notice to the Investment Manager that each of Parent and each Company has determined that an event described in clauses (i) through (iii) below has occurred, and Parent may cause or permit the Companies to terminate the applicable Sub-Manager Agreements (but not the Master SMA Agreements) as more fully provided in clause (v)(2) below at any time by providing written notice to the Investment Manager that each of Parent and each Company has determined that an event described in clause (iv) below has occurred.

(i)              a Cause Event;

(ii)             the occurrence of an Equity Hold Breach;

(iii)         the  Investment  Manager  being  in  material  breach  of  a material covenant of a Master SMA Agreement (including, for the avoidance of doubt, the Investment Manager’s obligation to adhere to the Investment Guidelines); or

(iv)         a  material  adverse   change  occurs   at   the   Investment Manager such that the Investment Manager or one of its Sub-Managers is unable to manage such Blackstone Asset Class as provided for in the applicable Master SMA Agreement due to a complete loss of capability with respect to a particular Blackstone Asset Class;

(v)            provided, that

(1)

solely with respect to any event described in clause (iii) above that neither constitutes nor results from a Cause Event, the Investment Manager shall have the right to cure such an event within thirty (30) days after receiving written notice of such event from the relevant Company (the “Cure Period”) and Parent shall, and shall cause each applicable Company to, cooperate in good faith with the Investment Manager as the Investment Manager seeks to cure any such breach;

(2)

with respect to any event described in clause (iv) above, (x) any determination of an event described in clause (iv) shall apply solely with respect to the affected Blackstone Asset Class and Parent may only cause or permit itself or a Company to terminate any Sub-Manager Agreement that relates  to  the  affected  Blackstone  Asset  Class,  (y)  the Investment Manager shall have the right to cure such event within three (3) months after the occurrence of such event and (z) Section 3(b) shall continue to apply with respect to any potential determination of “unsatisfactory long-term performance” and any cure periods related thereto with respect to all other Blackstone Asset Classes;

(3)

any  termination  by  the  Companies  as  provided  in  this Section 3(c) shall require the affirmative approval of at least a majority of the Directors of Parent and the delivery of written notice to the Investment Manager of such termination at least thirty (30) days prior to the effective date of such termination; and

(4)

for the avoidance of doubt, any dispute as to the occurrence of an event described clauses (c)(i), (ii), (iii) or (iv) of this Section 3 or (solely in the case of clauses (iii) and (iv)) the cure thereof, shall be submitted to binding arbitration in accordance with Section 9 of this Agreement

(d)          A “Cause Event” shall mean the Investment Manager (x) is no longer able to carry on its investment advisory business as a going concern under the U.S. Investment Advisers Act of 1940 or (y) is performing its obligations under any Master SMA Agreement with gross negligence, willful misconduct or reckless disregard of any of such obligations.

(e)          An  “Equity  Hold  Breach”  shall  be  deemed  to  occur  if  Buyer (together with its Affiliates) Sells (as defined in that certain Stockholders Agreement by and among Parent, AIG and Buyer dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Stockholders Agreement”)) any Initial Shares (each of the foregoing, a “Buyer Share Sale”) such that it no longer retains the Minimum Ownership (as defined below). For the avoidance of doubt, a Buyer Share Sale shall not include any Sale (as defined in the Stockholders Agreement), disposition or other change in Share Ownership arising out of or resulting from (s) any Sale of the Initial Shares done with the prior written consent of Parent (or, if applicable, AIG) pursuant to Section 5.1(a)(vi) of the Stockholders Agreement, (t) the exercise by Buyer of its rights pursuant to the proviso set forth in Section 5.1(a)(ii) of the Stockholders Agreement, (u) the exercise by AIG of its rights pursuant to Section 5.2 (Drag-Along Right) of the Stockholders Agreement, (v) the exercise by Buyer of its rights pursuant to Section 5.3 (Tag-Along Right) of the Stockholders Agreement, (w) the exercise by Buyer of its rights pursuant to Section 6.1 (Exchange Right) of the Stockholders Agreement (and including any subsequent Sale of AIG Common Stock (as defined in the Stockholders Agreement)), (x) pro rata participation by Buyer or any Affiliate of Buyer in any share repurchase by AIG or Parent or any other action taken by AIG or Parent to cause Buyer and its Affiliates’ aggregate ownership of AIG or Parent, as applicable, to remain below 9.9% pursuant to Section 5.1(a)(iii) of the Stockholders Agreement, (y) the acquisition, directly or indirectly, by any Person (as defined in the Stockholders Agreement) or group (within the meaning of Section 13(d) of the Exchange Act) of Persons of more than 50% of the outstanding equity of Parent or all or substantially all of the consolidated assets of Parent and  its  Subsidiaries,  taken  as  a  whole,  in  each  case  whether  though  a  merger, consolidated, dissolution, liquidation, recapitalization, share exchange, business combination or similar transaction involving Parent (including a sale of Parent by its stockholders), other than any acquisition by a Person or group of Persons where more than 50% of the outstanding equity of the ultimate parent entity of such Person or group is, immediately after such acquisition, beneficially owned by the equityholders of Parent immediately prior to such acquisition (any such transaction described in this clause (y), an “Acquisition Transaction”);  provided that, if the consideration received by Buyer in any such Acquisition Transaction consists (in whole or in part) of freely tradeable marketable securities (as defined in Section 6.1 of the Stockholders Agreement) of a Person other than Parent (“Acquiror”), then such freely tradeable marketable securities shall be deemed for all purposes hereunder to be the “Initial Shares” subject to the Minimum Ownership provisions set forth herein; provided further, that the Share Ownership percentages shall be adjusted to give effect to such Acquisition Transaction and shall reflect the aggregate percentage of equity securities of Acquiror owned by Buyer and the Share Ownership percentage of Buyer immediately prior to such Acquisition Transaction and the exceptions in this definition set forth in this sentence shall apply, mutatis mutandis, with respect to any stockholders agreement (or similar organizational document) entered into with such Person or an Affiliate thereof in connection with or as a result of such Acquisition Transaction and/or the Acquiror, as applicable, or (z) any Sale or other direct or indirect transfer, assignment or other disposition or reallocation of the Initial Shares between or among Buyer and any Affiliate of Buyer, including any transfers to an Affiliate of Buyer of any interest or participation in any investment funds or investment vehicles affiliated with, or managed or advised by, the  Buyer  or  any Affiliate  of  Buyer.  The  exceptions  set  forth  in  the  immediately preceding sentence shall apply to such Sales made by any Affiliate of Buyer, mutatis mutandis, following a Sale or other direct or indirect transfer, assignment or other disposition or reallocation of the Initial Shares between or among Buyer and any Affiliate of Buyer.

(f)             For purposes of this Agreement:

(i)           “Initial Shares” shall mean (x) prior to the Separation (as used herein, such term shall have the meaning given thereto in the Stock Purchase Agreement) or the IPO (as used herein, such term shall have the meaning given thereto in the Stockholders Agreement) and, to the extent there is no IPO Corporation (as defined below), as of and following the Separation, the number of Purchased Shares (as defined in the Stock Purchase Agreement) and (y) as of and following the Separation or the IPO to the extent there is an IPO Corporation, the number of shares of the IPO Corporation issued to Buyer and its Affiliates in connection with the formation  of the  IPO  Corporation;  provided,  that  in  each  case,  such number of shares shall be adjusted appropriately to reflect the effect of any stock split, stock dividend, reverse stock split, any stock combination or other like changes with respect to the number of shares of Parent and the IPO Corporation, as applicable; provided, further that the number of Initial Shares (but not the proportion of Initial Shares held by the Buyer) shall be reduced by the number of shares sold pursuant to any sale, disposition or other change of Share Ownership that is excluded from the definition of Buyer Share Sale.

(ii)          “Minimum Ownership”  means Share Ownership of at least (i) 100% with respect to any date prior to the first anniversary of the closing of the IPO, (ii) 75% with respect to any date beginning on the first anniversary of the closing of the IPO until the second anniversary of the closing of the IPO, (iii) 33% with respect to any date beginning on the second anniversary of the closing of the IPO until the third anniversary of the closing of the IPO, (iv) 25% with respect to any date beginning on the third anniversary of the closing of the IPO until the fifth anniversary of the closing of the IPO, and (v) 0% with respect to any date beginning on the fifth anniversary of the closing of the IPO; provided that, in the event that the IPO is not consummated prior to the 24-month anniversary of the Closing Date, then the applicable anniversaries set forth in this definition shall be measured by reference to the two year anniversary of the Closing Date and not by reference to the closing of the IPO, mutatis mutandis.

(iii)            “Share Ownership” shall mean the percentage, as of the date of calculation, of Initial Shares then held by Buyer and its Affiliates.

(g)          For the avoidance of doubt, the provisions contained in Section 2 and  this  Section 3 do not and shall not  be deemed to constitute an  obligation  of a Company in respect of its rights to terminate the Master SMA Agreement to which it is a party, which rights are set forth solely therein. Any breach of this Agreement by Parent, and any termination by a Company of the Master SMA Agreement to which it is a party in any manner that is not consistent with the provisions of Section 2 or this Section 3, will give rise to remedies solely against Parent (or its successors or assigns) on behalf of itself and on behalf of any such Company, as described in Sections 4 and 5 below.

(h)          For the avoidance of doubt, (i) following the termination of any Master SMA Agreement pursuant to Section 3(c)(i), Section 3(c)(ii) or Section 3(c)(iii) of this Agreement, the Investment Manager shall cease to be entitled to be paid its Management Fee from the effective date of such termination and the Subject Asset Minimums set forth on Exhibit C will be reduced to zero (0) from the such effective date and (ii) solely with respect to New AUM, following the termination of any Sub-Manager Agreement pursuant to Section 3(b) or Section 3(c)(iv) of this Agreement, with respect to any Blackstone Asset Class to which such terminated Sub-Manager Agreement relates, (x) the Investment Manager shall not make new investments for the relevant Blackstone Asset Class, except with respect to any investment that was reflected on the final pipeline report (or similar reporting document) delivered to the Company prior to the applicable SMA Termination Election Date, (y) the Investment Manager shall continue to manage and shall only be entitled to be paid its Management Fee with respect to New AUM following the effective date of such termination and until such time as the subject assets mature or are sold and (z) the amount of New AUM related to the terminated Blackstone Asset Class shall be deemed reduced as expressly provided in Section 6(i)(ii)(3) (it being understood, for the avoidance of doubt, that this clause (ii) shall not affect Subject Asset Minimums with respect to Existing AUM or any Blackstone Asset Class not subject to termination).  For the avoidance of doubt, following the termination of any Sub-Manager Agreement pursuant to Section 3(b) of this Agreement with respect to Existing AUM allocated  to  any Blackstone  Asset  Class,  the  Investment  Manager  shall  cease  to  be entitled to be paid its Management Fee with respect to such Existing AUM allocated to such Blackstone Asset Class from the commencement of any cure period related thereto; provided,  that  Management  Fees  shall  begin  to  accrue  once  again  following  any successful cure.

4.            Specific Performance. Each of the parties hereto agrees that irreparable damage would occur and that the other party would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting a bond or other undertaking, each party shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement pursuant to Section 9, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties hereto further agree that (a) by seeking any remedy provided for in this Section 4, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to such party hereto under this Agreement and (b) nothing contained in this Section 4 shall require any party hereto to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 4 before exercising any other right under this Agreement.

5.            Remedy in the Event of Company Termination. If either (a) a Company or any of Parent’s Affiliates or Subsidiaries terminates the Master SMA Agreement that such Company is a party to or any Sub-Manager Agreement in any manner that is not consistent with the provisions of Section 2 or Section 3, above, or (b) a Company or any of Parent’s Subsidiaries breaches (or causes a breach of) the Master SMA Agreement that such Company is a party to or any Sub-Manager Agreement, in either case in a manner that causes the Investment Manager or any Sub-Manager, as applicable, to terminate such Master SMA Agreement or Sub-Manager Agreement, the Investment Manager shall be entitled to receive from Parent or such Company as compensation for the costs incurred in  performing  services  under,  and  the  failure  to  receive  the  benefits  reasonably anticipated by, such Master SMA Agreement or Sub-Manager Agreement, as applicable, the full amount of damages available at law in the same manner and to the same extent as if such Master SMA Agreement or Sub-Manager Agreement, as applicable, had been terminated by or at the direction of Parent in violation of the terms of this Agreement.

6.              Subject Assets.

(a)          Each of AIG (for so long as Parent is a Subsidiary of AIG) and Parent, on behalf of itself and each of the Companies, covenants and agrees to and with the Investment Manager that, at all times during the Term, the Investment Manager shall be appointed pursuant to the Master SMA Agreements to supervise and direct the investment and reinvestment of all Subject Assets. Subject to the exclusions set forth in Section 6(b)(i), “Subject Assets” shall mean all assets allocated to the Blackstone Asset Classes  existing  as  of  the  date  hereof  and  any additional  assets  allocated  to  the Blackstone Asset Classes thereafter (including, for the avoidance of doubt, at any future date),  in  each  case,  relating  to,  originating  from,  or  associated  with  the  Subject Companies and/or as otherwise provided herein; provided, that to the extent a termination relating to New AUM in respect of a Blackstone Asset Class pursuant to Section 3(b) has occurred, then such New AUM corresponding to such Blackstone Asset Class shall cease to be considered “Subject Assets” for purposes of this Section 6(a) from and after the date of such termination. Subject to the exclusions set forth in Section 6(b)(ii), “Subject Companies” shall mean Parent’s Subsidiaries that are life insurance companies (including their respective successors and assigns), in each case existing as of the Signing Date and thereafter (including, for the avoidance of doubt, as of any future date), and any other Subsidiaries of Parent as may be agreed from time to time by Parent and the Investment Manager in writing.  “Blackstone Asset Classes” shall mean the asset classes described in Exhibit  B.   For  the  avoidance  of  doubt,  allocation  of  Subject  Assets  among  the Blackstone Asset Classes shall be in accordance with the Allocation Guidelines and may result in 0% allocation to a specific Blackstone Asset Class listed on Exhibit B.

(b)          Subject Assets Exclusions.

(i)            Subject  Assets  shall  not  include  assets  (x)  of  any  New York-domiciled insurance company Subsidiaries of Parent or any non- insurance company Subsidiaries of Parent (an “Excluded Company”), unless otherwise agreed by Parent and the Investment Manager in writing (in which case the Subsidiary to which such assets relate shall no longer constitute an Excluded Company), (y) managed by an Affiliate of Parent or (z) described on Schedule I. For the avoidance of doubt, Subject Assets shall not include assets not allocated (or no longer allocated) to the Blackstone Asset Classes.

(ii)           Subject Companies shall not include Excluded Companies.

(c)           During the Term, Parent and, until such time as Parent is no longer a Subsidiary, AIG (i) shall not cause, permit or suffer any Subject Company to appoint, retain or otherwise designate any Person other than the Investment Manager or any wholly owned subsidiary of Parent (including through any sub-management or sub- advisory relationship) to provide investment management or advisory services with respect to Subject Assets or, except as described on Schedule I, any Blackstone Asset Class and (ii) shall not, and they shall cause each Subject Company not to, take any action,  including  any action  with  respect  to  any  direct  or  indirect  inquiry,  offer  or proposal relating to the provision of investment management or advisory services (including through any sub-management or sub-advisory relationship) with respect to Subject Assets or, except as described on Schedule I, any Blackstone Asset Class to, from or by any other party, that would reasonably be expected to impede or interfere with, the obligations of AIG, Parent or the Subject Companies under this Section 6. For the avoidance of doubt, nothing in this Section 6(c) shall prohibit or restrict a Subject Company from making investments or commitments directly or through a wholly owned Subsidiary of Parent acting as investment manager (the “AIG Affiliated Manager”) in any “Alternative asset” (as described in  Exhibit B) that is sponsored or managed by an entity that is not an affiliate of the Investment Manager (a “Non-Blackstone External Manager”) (a “Non-Blackstone Product”), which Non-Blackstone Product would, if acquired on the Effective Date, be listed on such Subject Company’s Schedule BA.

(d)          In  furtherance  of  the  foregoing,  to  the  extent  that  a  Subject Company has not entered into a separate Master SMA Agreement with the Investment Manager on the date hereof with effect on the Effective Date, each of AIG (for so long as Parent is a Subsidiary of AIG) and Parent shall cause such Subject Company to promptly enter into a separate master SMA agreement with the Investment Manager substantially in the form of the Master SMA Agreements (each of such master SMA agreements, a “New Master SMA Agreement”), subject to such New Master SMA Agreement including terms (other than terms that would impede or interfere with the obligations relating to such Subject Company under Section 6(a)) that may be required (i) pursuant to any applicable reinsurance or other agreement(s) between such Subject Company and the applicable ceding company(ies), reinsurer(s) and/or other transaction party(ies),(ii) by any applicable governmental or regulatory authority as a condition to such governmental or regulatory authority approving the applicable reinsurance or other transaction or (iii) to comply with laws and regulations applicable to the Subject Company or its investments. Exhibit A hereto shall be amended by the parties to reflect any New Master SMA Agreement promptly following the execution of any New Master SMA Agreement.

(e)          For the avoidance of doubt, (i) a direct or indirect change of ownership or control of, or other merger or business combination (whether by acquisition of stock, merger, business combination, consolidation or otherwise) involving, Parent, L&R or any Subject Company shall not be a termination event with respect to this Agreement and/or any Master SMA Agreement to which any such Subject Company is party to, as applicable, and this Agreement and each Master SMA Agreement shall continue in accordance with its terms following any such change of ownership, control or other transaction and (ii) notwithstanding any transfer of a Subject Asset (including by means of any transaction in which a Subject Company is sold and its assets reacquired from the acquirer of such Subject Company), such Subject Asset shall remain a Subject Asset.

(f)           Parent shall (i) use commercially reasonable efforts to ensure that the aggregate value of the Subject Assets equal or exceed the AUM Mandate, where the value of a Subject Asset for purposes of this clause (i) is fixed at the market value of such Subject Asset on the date of allocation, (ii) use commercially reasonable efforts to ensure that the aggregate value of the contributions of Subject Assets by the Companies to the Portfolio (either in cash or such other assets as mutually agreed) with respect to each calendar quarter equals or exceeds the Quarterly AUM Increase Amount, where the value of a Subject Asset for purposes of this clause (ii) is fixed at the market value of such Subject Asset on the date of contribution to the Portfolio and (iii) use commercially reasonable efforts, and cause each Subject Company to use commercially reasonable efforts, to provide in a timely manner such information and assistance as is reasonably requested by the Investment Manager in order to ensure the Investment Manager and each Sub-Manager are able to perform the services set forth in the Master SMA Agreements and Sub-Manager Agreements.   Notwithstanding anything to the contrary herein, the parties agree the Parent shall have a grace period from the Effective Date until December 31, 2021 during which the Parent shall not be in breach of its obligations under this Section 6(f) if the Subject Assets allocated do not exceed the AUM Mandate.  For purposes of this Agreement, the “AUM Mandate” means, with respect to a calendar quarter, the aggregate amount listed on Exhibit C with respect to such calendar quarter and the “Quarterly AUM Increase Amount” equals the difference between (x) the “Aggregate Subject Assets” set forth in  Exhibit C for such calendar quarter, minus (y) the “Aggregate Subject Assets” set forth in Exhibit C for the immediately prior calendar quarter.

(g)          No portion of the Subject Assets shall, and Parent and, until such time as Parent is no longer a Subsidiary, AIG shall not allow any Subject Assets to, constitute “plan assets” within the meaning of ERISA and the regulations promulgated thereunder of any plan subject to ERISA or Section 4975 of the Code.  Parent and, until such time as Parent is no longer a Subsidiary, AIG shall promptly notify the Investment Manager  in  writing  if  AIG  or  any  of  its  Affiliates  becomes  aware  that  there  is  a reasonable likelihood that any of the Subject Assets are or will constitute “plan assets” within the meaning of ERISA and the regulations promulgated thereunder of any plan subject to ERISA or Section 4975 of the Code, which notice shall identify the applicable account(s).  Parent and, until such time as Parent is no longer a Subsidiary, AIG shall use commercially reasonable efforts to remediate the occurrence of any Subject Assets constituting “plan assets” within the meaning of ERISA and the regulations promulgated thereunder of any plan subject to ERISA or Section 4975 of the Code as soon as reasonably as practicable following the date such issue is identified or notified to the Investment Manager.

(h)          With respect to AIG (for so long as Parent is a Subsidiary of AIG), Parent and each Subject Company, from the Effective Date until the termination of this Agreement, prior to entering into any agreement or arrangement with respect to, or effecting, directly or indirectly, any proposed change in ownership, sale of any voting securities or share exchange, or any proposed sale, exchange, dividend, transfer or other distribution or liquidation of all or a significant portion of its assets in one or a series of transactions, or any significant recapitalization, reclassification of its outstanding securities, or any acquisition or merger or business combination transaction (whether by acquisition of stock, assets, merger, business combination, consolidation or otherwise), Parent, on its own behalf or on behalf of any applicable Subject Company, will give reasonable advance notice to the Investment Manager in writing thereof and, if requested by the Investment Manager, shall use commercially reasonable efforts to arrange in connection therewith for proper provisions to be made upon terms and conditions satisfactory to the Investment Manager so that successors and assigns of the applicable Subject Company, or purchasers or recipients of such assets, in such transaction assume all of the obligations of Parent or any applicable Subject Company (including the obligation to appoint the Investment Manager to supervise and direct the investment and reinvestment of the assets of the Subject Companies allocated to the Blackstone Asset Classes) set forth in the Master SMA Agreement to which it is a party and/or this Agreement, as applicable; provided that in connection with any such assumption of obligations, Parent shall be released from the obligations assumed by such successors and assigns or purchasers or recipients and any Make Whole Amount payable by Parent shall be reduced proportionately.

(i)           True Up Payments.

(i)           With  respect  to  each  Testing  Period,  if  the  Minimum Quarterly Fee exceeds the Actual Amount Invoiced (the difference thereof, the “Make Whole Amount”), Parent shall pay (or cause the payment of) the Make Whole Amount to the Investment Manager within ten (10) Business Days of the delivery to Parent of the invoice setting forth the Actual Amount Invoiced, subject to adjustment to take into account the principles set forth in clauses (ii)-(v) below and the application of the “corridor” below.  For the avoidance of doubt, the calculation of the Make Whole Amount shall be subject to the principles set forth below and in Section 6(i)(iv) to take into account changes in market values of securities relating to Existing AUM or New AUM.

(ii)	For purposes of this Agreement:

(1)

The “Actual Amount Invoiced” with respect to any Testing Period shall be equal to the Management Fees charged to the  Companies  during the  Testing  Period  in  accordance with Schedule 2 of the applicable Master SMA Agreements. The Actual Amount Invoiced will be calculated and tracked separately for Corridor AUM and Non-Corridor AUM. Beginning in the 29th calendar quarter and thereafter, the Actual Amount Invoiced will be equal to the sum of (i) the Actual Amount Invoiced for Corridor AUM plus (ii) the Actual Amount Invoiced for Non-Corridor AUM, as set forth in Exhibit F.

(2)

The  “Minimum  Quarterly Fee”  shall  be  calculated  with respect to each calendar quarter separately with respect to Corridor AUM and Non-Corridor AUM, as applicable. For each  calendar  quarter  in  Corridor  Years  1  to  7,  the Minimum Quarterly Fee will equal the sum of (i) with respect to Non-Corridor AUM, the greater of (x) the Actual Amount      Invoiced   and  (y)  the   applicable   Minimum Quarterly Fee on Non-Corridor AUM set forth in Exhibit E, and (ii) with respect to Corridor AUM, the Corridor Minimum Quarterly Fee (as defined below) with respect to such calendar quarter based on the application of the “corridor” set forth in clause (iii) below. For each calendar quarter thereafter, the Minimum Quarterly Fee will equal the greater of (x) the Actual Amount Invoiced and (y) the applicable Minimum Quarterly Fee set forth on Exhibit F. The calculation of the Minimum Quarterly Fee with respect to any calendar quarter shall be reduced, as applicable, by the product of (x) the aggregate amount invested by the Companies directly in Blackstone Funds pursuant to any Master  SMA  Agreement  as  of  the  final  date  of  such calendar quarter and (y) 0.45% per annum (calculated on a quarterly basis). For the avoidance of doubt, the preceding sentence is designed to ensure that the Companies do not pay Blackstone two layers of management fees in connection with direct investments in Blackstone Funds.

(3)

Notwithstanding anything to the contrary herein, (x) for all calendar quarters following a SMA Termination Effective Date  for a  New  AUM  asset  class  strategy,  subject  to Section 3(h) (and including any termination pursuant to Section 3(c)(iv)), the applicable amounts of New AUM pertaining to such Blackstone Asset Class and the related fee amounts on Exhibits C, D, E and F shall be deemed reduced to reflect the termination of the applicable Sub- Manager Agreements based on the share of the New AUM allocated to such Blackstone Asset Class to which the Sub- Manager Agreements relate pursuant to the Allocation Guidelines over the five (5) year period ending on the SMA Termination Election Date, and (y) following the effective date of a termination pursuant to Section 3(c)(i), Section 3(c)(ii) or Section 3(c)(iii) hereof, the applicable amounts of New AUM in Exhibit D and Exhibit E shall be deemed reduced to zero (0).

(4)

A  “Testing  Period”  shall  mean  a  calendar  quarter  (or portion thereof in the case of the first Testing Period and the final Testing Period, as applicable); provided that the first Testing Period shall begin on the earlier of (x) the Initial AUM Satisfaction Date and (y) December 31, 2021.

(5)	“Existing AUM” has the meaning set forth in Schedule 2 of the Master SMA Agreements.

(6)	“New AUM” has the meaning set forth in Schedule 2 of the Master SMA Agreements.

(7)	“Corridor AUM” means the amounts set forth on Exhibit D under the heading “Corridor AUM”.

(8)

“Corridor Minimum Quarterly Fee” means (i) with respect to all Testing Periods of a Corridor Year other than the last Testing Period of a Corridor Year, the amount set forth under the heading “Base Fee” in Exhibit D and (ii) with respect  to  the  last  Testing  Period  of  Corridor  Year,  an amount equal to (x) the sum of the amounts set forth in the applicable column indicated in Exhibit D as the “Minimum Quarterly Fee” for each of the four Testing Periods of such Corridor Year based on the application of the “corridor” set forth in clause (iii) below minus (y) the sum of the amounts set forth under the heading “Base Fee” in  Exhibit D for each of the first three Testing Period of such Corridor Year.

(9)

“Corridor Year” means the period beginning on the earlier of (x) the Initial AUM Satisfaction Date and (y) December 31, 2021 and ending on the last day of the calendar quarter in which one-year anniversary thereof occurs and the successive one-year periods following such initial period; provided that the final Corridor Year shall begin on the applicable anniversary thereof and end of the last day of the Term.

(10)

“Net Market Value Reduction” means with respect to any Testing Period, an amount equal to the excess, if any, of the total capital contributions with respect to each security in the Portfolio representing the purchase price or acquisition cost thereof over the then Average Month-End Net Asset Value thereof to the extent such decrease in the Average Month-End Net Asset Value is solely as a result of changes in the prices of such securities during such Testing Period.

(11)	“Non-Corridor AUM” means any new subsequent deposits of Subject Assets required under this Agreement as set forth on Exhibit E.

(iii)          A “corridor” has been established in respect of the run-off of Existing AUM for purposes hereof which assumes a ratable 7-year runoff and reinvestment of assets under management (with such run-off and reinvestment representing the Corridor AUM), as follows:

(1)            Corridor Year 1: 14.29% expected but a corridor width of +/- 5% resulting in 13.57% to 15.00%

(2)            Corridor Year 2: 14.29% expected but a corridor width of +/- 6.5% resulting in 13.36% to 15.21%

(3)            Corridor Year 3: 14.29% expected but a corridor width of +/- 7.5% resulting in 13.21% to 15.36%

(4)            Corridor Year 4: 14.29% expected but a corridor width of +/- 8.5% resulting in 13.07% to 15.50%

(5)            Corridor Year 5: 14.29% expected but a corridor width of +/- 10% resulting in 12.86% to 15.71%

(6)            Corridor Year 6: 14.29% expected but a corridor width of +/- 10% resulting in 12.86% to 15.71%; and

for the avoidance of doubt, the upper and lower bound Corridor AUMs calculated pursuant to this Section 6(i)(iii) will be calculated with reference to the Existing AUM as of the Effective Date of $50 billion.

(iv)         In the event (x) the Companies have complied with the Subject Asset Minimums in accordance with Exhibit C, where the value of a Subject Asset for this purpose is fixed at the market value of such Subject Asset on the date of contribution to the Portfolio, and (y) a Make Whole Amount is due under Section 6(i), the amount of any such required Make Whole Amount with respect to any Testing Period in years 1 to 7 and thereafter shall be reduced (not below zero) by an amount equal to sum of (1) the product of (i) 0.30% per annum (calculated quarterly) and (ii) the Net Market Value Reduction then outstanding with respect to Existing AUM and (2) the product of (i) 0.45% per annum (calculated quarterly) and (ii) the Net Market Value Reduction then outstanding with respect to New AUM.

(v)          In the event that a termination occurs pursuant to Section 3(b) in respect of any Blackstone Asset Class comprising the Existing AUM, the amount of any Makewhole Amount shall be reduced by an amount equal to the Management Fees on  such Existing AUM comprising such Blackstone Asset Class that would have been charged but for Investment Manager’s agreement not to charge such fees as set forth in Section 3(b)(ii)(8).

(j)           In the event with respect to any year, the actual run-off of the Existing AUM is within the applicable “corridor” above for such Corridor Year, then the Minimum Quarterly Fee payable with respect to Corridor AUM for purposes of calculating the amounts in clause (ii) of the definition of “Corridor Minimum Quarterly Fee” shall equal the amount set forth under the heading “Base Fee” in Exhibit D (it being understood, for the avoidance of doubt, that during  any Corridor  Year  in  which  the  “corridor”  applies  in  respect  of  the Corridor AUM, in the event the Actual Amount Invoiced in respect of Corridor AUM is higher than such amount under the heading “Base Fee”, the Companies shall only be responsible for payment of the lower scheduled amount set forth under the heading “Base Fee” in  Exhibit D and as further described in clause (k)(i) below) except in the circumstance contemplated by clause (l) below where Parent has affirmatively consented).

(k)          In the event with respect to any Corridor Year, the actual run-off of the Existing AUM is not within the applicable “corridor” above for such Corridor Year, then the “Minimum Quarterly Fee” for purposes of calculating the amounts in clause (ii) of the definition of “Corridor Minimum Quarterly Fee” with respect thereto shall be calculated as follows:

(i) in the event of an acceleration of run-off of the Existing AUM that is higher than the upper bound of the applicable “corridor” above, then the Minimum Quarterly Fee payable with respect to Corridor AUM shall equal the amounts set forth under the heading “High Corridor Fee” in Exhibit D (subject to adjustment pursuant to clause (l) below) with respect to the applicable Testing Periods (it being understood, for the avoidance of doubt, that in the event of an acceleration of run-off of the Existing AUM that is higher than the upper bound of the applicable “corridor”, in the event the Actual Amount Invoiced in respect of Corridor AUM is higher than such amount under the heading “High Corridor Fee”, the Companies shall only be responsible for payment of the lower scheduled amount set forth under the heading “High Corridor Fee” in  Exhibit D and as further described in this clause (k)(i)) except in the circumstance contemplated by clause (l) below where Parent has affirmatively consented); and

(ii) in the event of a deceleration of run-off of the Existing AUM that is lower than the lower bound of the applicable “corridor” above, then the Minimum Quarterly Fee payable with respect to Corridor AUM shall equal the amounts set forth under the heading “Low Corridor Fee” in Exhibit D with respect to the applicable Testing Periods.

(l)           Investment  Manager  shall  not  reposition  or  reinvest  more  than $7.143 billion of Existing AUM in any Corridor Year without Parent’s affirmative written consent; provided that in the case of clause (k)(i) where Parent has provided such consent for the Investment Manager to reposition or reinvest more than $7.143 billion of Existing AUM in any Corridor Year, to the extent the Actual  Amount  Invoiced  for  services  provided  by the  Investment  Manager exceeds the Minimum Quarterly Fee pursuant to clause (k)(i) above, then for the avoidance of doubt Parent or the Companies will pay the Actual Amount Invoiced in respect of such services (it being understood, for greater certainty, that any additional assets awarded to the Investment Manager by the Companies above such threshold shall be deemed to be consented to by Parent for purposes hereof).

(m)          From the end of Corridor Year 6 and thereafter or, in the event of a complete runoff of the Existing AUM before the end of Corridor Year 6, the date of such complete runoff, then the Minimum Quarterly Fee shall equal the amount set forth under the heading “Base Fee” in  Exhibit D (calculated without regard to the “corridor” construct above).

(n)          All references to “value”, “fair value”, “fair market value” and “market value” for purposes of this Agreement, including the Exhibits hereto, shall mean value as determined in accordance with Schedule 2 to the applicable Master SMA Agreement.

(o)          Allocation to Blackstone-Insurance Designed Products. The Investment Manager confirms, for the avoidance of doubt, that any Company invested in a fixed income product or strategy managed or sub-managed by the Investment Manager or its Affiliates and that is specifically designed for (or, as reasonably determined by Blackstone, is customarily held in investment portfolios of)  insurance  company investors  (“Blackstone-Insurance  Designed  Products”) will be allocated investment opportunities thereto on a fair and equitable basis, in each  case  in  accordance  with  the  Investment  Manager’s  or  its  Affiliate’s applicable allocation policies and procedures related thereto. For the avoidance of doubt, the foregoing shall be applicable with respect to any Blackstone-Insurance Designed Products that any Company invests in following the Effective Date and shall apply to future Subject Companies.

7.            AIG. AIG shall cause Parent and its Affiliates to comply with the terms of this Agreement and the Master SMA Agreements; provided, that AIG’s obligations pursuant to this Agreement shall automatically terminate at such time as Parent is no longer a Subsidiary of AIG.

8.            Governing Law.  To the extent consistent with any mandatorily applicable federal law, this Agreement shall be governed by the laws of the State of New York without giving effect to any principles of conflicts of law thereof that would permit or require the application of the law of another jurisdiction and are not mandatorily applicable by law.

9.            Arbitration. Any controversy arising out of or in connection with this Agreement or the breach or validity thereof (a “Dispute”) shall first be resolved through good faith negotiation by the parties, with the claiming party providing written notice of the Dispute (the “Notice of Dispute”) to the other party, which notice shall describe in sufficient detail the nature of the Dispute.   If the Dispute is not resolved between the parties within thirty (30) Business Days after the claiming party delivers the Notice of Dispute (provided that such thirty (30)-Business Day period may be extended upon agreement of the parties), then, at the election of either party, the Dispute shall be finally settled as follows:

(a)          The arbitration shall be conducted by a single (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, New York.

(b)          The arbitrator shall be selected by the AAA from its list of qualified arbitrators and shall have no actual or potential conflict of interests in connection with deciding or hearing the Dispute.

(c)          The arbitration shall be conducted in an expedited manner. There shall be one round of prehearing submissions by each party, whether simultaneous or sequential as directed by the tribunal, and no reply or rejoinder submissions shall be made unless the tribunal expressly so authorizes. The hearing shall be held within four (4) months of the constitution of the arbitral tribunal and shall continue, to the extent practicable, from Business Day to Business Day until completed. There shall be no post-hearing submissions except as directed by the tribunal, and before ordering such submissions, the tribunal shall identify for the parties, on the basis of its assessment of the case as of that time, the specific issues or matters it believes should be addressed. The tribunal shall endeavor to render its award within six (6) weeks of the last day of the hearing. The tribunal may modify this schedule for good cause shown. Failure to comply with any time period set out in this Section 9 shall not affect in any way the jurisdiction of the tribunal or the validity of its award.

(d)          Any request for production of documents or other information is subject to the express authorization of the tribunal, which shall endeavor to ensure that any such requests  are as  limited and  disciplined  as  is  consistent  with  the just resolution of the dispute. The parties expressly waive any right to seek evidence under 9 U.S.C. § 7 or any similar provision. A party may request, and the tribunal should authorize, production only of specific documents or narrow and specific categories of documents that are critical to the fair presentation of a party’s case and reasonably believed to exist and be in the possession, custody or control of the other party.

(e)          The parties agree that the arbitration shall be kept confidential and that the existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions and any awards) shall not be disclosed beyond the arbitral tribunal, the AAA, the parties, their counsel, accountants and auditors, insurers and re- insurers or any person necessary to the conduct of the proceeding. These confidentiality obligations shall not apply (i) if disclosure is required by law or regulatory obligations or in judicial or administrative proceedings or as necessary for tax purposes (including in connection with an audit or other examination relating to taxes) or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.

(f)           For the avoidance of doubt, the tribunal may grant specific performance or injunctive relief where authorized under this Agreement or applicable law. The tribunal shall have the authority to make orders for interim relief necessary to preserve a party’s rights, including preliminary injunctive relief. The parties agree that any ruling by the tribunal on interim measures shall be deemed to be a final award  with  respect  to  the  subject  matter  of  the  ruling  and  shall  be  fully enforceable as such. Each party hereby acknowledges that money damages may be an inadequate remedy for a breach or anticipated breach of this Agreement because  of  the  difficulty of  ascertaining the  amount  of  damage  that  will  be suffered in the event that this Agreement is breached. Therefore, in the event of a breach or anticipated breach of this Agreement by the other party or its Affiliates, and notwithstanding anything to the contrary contained herein, each party may, in addition to any other remedies available to it, seek an injunction to prohibit such breach or anticipated breach. Each party acknowledges and agrees that an injunction is a proper, but not exclusive, remedy available to each party and that the harm from any breach or anticipated breach of the covenants set forth in this Agreement would be irreparable and immediate.

(g)          Notwithstanding Section 8 of this Agreement, the agreement to arbitrate set forth in this Section 9 and any arbitration conducted hereunder shall be governed by Title 9 (Arbitration) of the United States Code.

(h)          The parties submit to the non-exclusive jurisdiction of the federal and state courts located within the County of New York, State of New York, as well as all appellate courts having jurisdiction over appeals from any of the foregoing, for the limited purpose of: (i) an application to compel arbitration or to resolve any dispute concerning the validity or effectiveness of this agreement to arbitrate; or (ii) an application for relief in aid of arbitration or enforcement of an arbitration award  (including  an  application  for  a  restraining order  and/or  injunction  to preserve the party’s rights). A request to a court for any of the foregoing remedies shall not be deemed incompatible with or a waiver of any party’s right to arbitrate. Each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy.

(i)           The costs of administration of the arbitration and any arbitrator’s fees shall be borne equally by the parties, unless the arbitrator determines that such costs or a part thereof shall otherwise be borne by the parties.

(j)           The award shall be in writing and shall be final and binding on the parties. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

(k)          Notwithstanding the foregoing provisions, without having to amend this Agreement pursuant to Section 15, the parties may by written agreement: (i) vary the procedures set forth above in Sections 9(a)-(j) or (ii) otherwise utilize another form of dispute resolution to address any Dispute in lieu of the arrangement described in this Section 9.

10.         Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT IT MAY  HAVE  TO  A  TRIAL  BY  JURY  IN  RESPECT  OF  ANY  PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a proceeding, seek to enforce the forgoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement  by,  among  other  things,  the  mutual  waivers  and  certifications  in  this paragraph.

11.         Assignment;  Successors;  Waivers.    Except  as  required  by  Section  12 below, this Agreement shall not be assigned by any party hereto without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of Blackstone, in the case of a proposed assignment by Parent or AIG, or Parent, in the case of a proposed assignment by Blackstone (which, in the case of any assignment to an Affiliate of the Investment Manager, shall not be unreasonably withheld, conditioned or delayed). Any attempted assignment in violation of this Section 11 shall be void.  This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the party or parties entitled to the benefit thereof.  Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party.  The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.

12.         IPO Corporation. In the event the Separation or the IPO results or is expected to result in the creation of a newly formed holding company which will be the direct or indirect parent of Parent and will own, directly or indirectly, all of the Company Business (as defined in the Stock Purchase Agreement) effective as of the Separation or the IPO (the “IPO Corporation”), then, in connection with such Separation or IPO, Parent shall cause the IPO Corporation to enter into a letter agreement with the Investment Manager in form and substance substantially identical to this Agreement under which the IPO Corporation shall be bound by, and subject to, all of the obligations of Parent as if the IPO Corporation were Parent under this Agreement, mutatis mutandis, and such letter agreement shall be binding on and enforceable against the IPO Corporation.

13.          Marketing. Without the prior written consent of the Investment Manager, neither AIG, Parent nor their respective insurance company Subsidiaries shall use or cause the use of any descriptive marketing language relating to the Investment Manager or any of its Affiliates (including Blackstone) in any advertising of any of the foregoing parties’ life and retirement or other products in the independent marketing organization (IMO), broker/dealer or bank channels. Without the prior written consent of Parent, neither the Investment Manager nor its Affiliates shall use or cause the use of any descriptive marketing language relating to AIG, Parent or their respective insurance company Subsidiaries in any advertising of the foregoing parties’ asset management or investment management services. Notwithstanding the foregoing, the parties each acknowledge that disclosures made in the ordinary course for non-advertising purposes, including in relation to an entity’s status as a public company disclosure and Blackstone’s obligations in respect of Blackstone Funds, shall not be deemed to violate the terms of this Section 13.

14.         Severability. To the extent this Agreement may be in conflict with any applicable law, this Agreement shall be construed to the greatest extent practicable in a manner consistent with such law. The invalidity or illegality of any provision of this Agreement shall not be deemed to affect the validity or legality of any other provision of this Agreement.

15.         Counterparts;  Amendment.  This  Agreement  may  be  executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may not be modified or amended, except by an instrument in writing signed by the party to be bound or as may otherwise be provided for herein.

16.         Notices.    All  notices,  requests,  demands  and  other  communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand, facsimile, e-mail, or mailed by first class, registered mail, return receipt requested, postage and registry fees prepaid and addressed as follows:

(a)         If to Parent:

SAFG Retirement Services, Inc.
21650 Oxnard Street
Suite 750
Woodland Hills, CA 91367
Attention: General Counsel
Email: chris.nixon@aig.com

(b)          If to AIG:

American International Group, Inc.
1271 Avenue of the Americas
41st Floor
New York, New York 10020
Attention:  General Counsel
Email: lucy.fato@aig.com

(c)	If to the Investment Manager:

Blackstone ISG-I Advisors L.L.C.
345 Park Avenue
New York, New York 10154
Attention:  Robert Young, General Counsel
Email: robert.young@blackstone.com

Addresses may be changed by notice in writing signed by the addressee.

17.         Certain Terms. The term “Subsidiary” shall mean, with respect to AIG or any Company (including, for the avoidance of doubt, Parent) any entity of which AIG or such Company or one or more of the other Subsidiaries of AIG or such Company (or a combination thereof), as applicable, directly or indirectly owns, beneficially or of record, 50% or more of the voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees, the voting interests, the economic interests, the general or limited partnership interests, the capital accounts or the distribution rights, as applicable, whether in the form of common stock, shares, membership, general, special or limited partnership interests or otherwise, “Affiliate” of any Person shall mean another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person (and, for the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly through the ownership of voting securities, by contract, or otherwise, and the terms “controlling” and “controlled” have the meanings correlative to the  foregoing),  and  “Person”  shall  mean  any  natural  person,  general  or  limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

If the above correctly reflects our understanding and agreement with respect to the foregoing matters, please so confirm by signing a copy of this letter, and returning it to us, in the space provided below.

[Remainder of page intentionally left blank; signature pages follow]

Sincerely,

SAFG RETIREMENT SERVICES, INC

By:	/s/ Kevin T. Hogan
Name:	Kevin T. Hogan
Title:	Chief Executive Officer & President

[Signature Page to Commitment Letter]

ACCEPTED AND AGREED

BLACKSTONE ISG-I ADVISORS L.L.C.

By:	/s/ Jeffrey Iverson
Name:	Jeffrey Iverson
Title:	Managing Director and Chief Operating Officer

[Signature Page to Commitment Letter]

AMERICAN INTERNATIONAL GROUP, INC.

(solely for the purposes of Sections 4, 6, 8 and 13)

By:	/s/ Mark Lyons
Name:	Mark Lyons
Title:	Executive Vice President & Chief Financial Officer

[Signature Page to Commitment Letter]